                              INDEMNITY AGREEMENT


                  AGREEMENT dated as of October 16, 1997, among Startt Acquisition, LLC, a Delaware limited liability company ("Parent"), Startt Acquisition, Inc., a New York corporation ("Sub" and collectively with Parent, "Acquisition"), the parties listed on SCHEDULE I (the "Milstein Shareholders"), the parties listed on SCHEDULE II (the "Benach Shareholders"), the parties listed on SCHEDULE III (the "Aboodi Shareholders") and the party listed on SCHEDULE IV (the "Fischer Shareholder"). Each party listed on SCHEDULES I, II, III AND IV shall be referred to individually as a "Shareholder" and collectively as the "Shareholders" and each of the Milstein Shareholders, collectively as a group, the Benach Shareholders, collectively as a group, the Aboodi Shareholders, collectively as a group, and the Fischer Shareholder shall be referred to as a "Group of Shareholders" or "Shareholder Group."

                                   RECITALS

                  WHEREAS, the Shareholders are the beneficial owners of shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Starrett Corporation, a New York corporation (the "Company"), and in order to benefit the Company and its public shareholders, the Shareholders entered into a certain agreement dated as of June 26, 1997, as amended on July 14, 1997 and August 11, 1997 (the "Frydman Shareholders Agreement"), with Starrett Acquisition, Inc. ("SAI"), a corporation controlled by Jacob Frydman ("Frydman"), in connection with which, among other things, the Company entered into an agreement and plan of merger (the "Frydman Merger Agreement") dated as of August 11, 1997 with SAI and Stonemerger, Inc. ("MergerSub") and prior to entering into the Frydman Merger Agreement (and in connection therewith), SAI and/or Frydman agreed to cause a substitute letter of credit to be posted;

                  WHEREAS, on August 21, 1997 the Company delivered a notice to SAI and MergerSub terminating the Frydman Merger Agreement as a result of the failure of SAI to receive a financing commitment reasonably acceptable to the Company and to deliver a substitute letter of credit as required;

                  WHEREAS, Starrett and Sub have concurrently herewith entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, among other things, subject to the terms and conditions of the Merger Agreement, Sub will make a tender offer (the "Offer") to purchase all of the issued and outstanding shares of Common Stock of the Company and, following consummation of the Offer, Sub will merge with and into the Company (the "Merger"), which will be the surviving corporation ("Surviving Corporation") of the Merger (capitalized terms herein not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement);

                  WHEREAS, in order to benefit the Company and its public shareholders by inducing Acquisition to enter into the Merger Agreement, the Shareholders have agreed to bear 50% of any

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Losses and Permitted Expenses over $1,000,000 arising out of a Frydman Claim
(as such terms are defined below);

                  WHEREAS, the Shareholders and Acquisition have consequently agreed that the first $1,000,000 of any Losses and Permitted Expenses shall be borne by Acquisition and that any Losses and Permitted Expenses over $1,000,000 shall be borne 50% by the Shareholders and 50% by Acquisition; and

                  WHEREAS, this Agreement shall become effective only upon the consummation of the Offer under the Merger Agreement, and from and after consummation of the Merger under the Merger Agreement all obligations and liabilities of Acquisition hereunder shall be obligations and liabilities of the Surviving Corporation;

                  NOW, THEREFORE, the parties hereby agree as follows, effective upon consummation of the Offer:

                  1.       Certain Definitions.

                           For purposes of this Agreement, the following terms
shall have the meanings ascribed to them below:

                           (a) "Losses" shall mean any and all liabilities,
losses, costs, damages or Permitted Expenses incurred by or imposed upon any Party from and after the date hereof resulting from or arising out of a Frydman Claim and all amounts paid in a Permitted Settlement of a Frydman Claim. Any amount actually reimbursed by insurance shall not be a Loss or a Permitted Expense (as such term is defined below); the Acquisition Parties shall use reasonable efforts to collect any available insurance but shall have no obligation to use litigation or other extraordinary measures to collect such insurance.

                           (b) "Permitted Expenses" shall mean all reasonable
attorneys' fees and expenses and other reasonable expenses incurred by any Party from and after the date hereof in the defense, investigation, prosecution or settlement of a Frydman Claim; provided, however, that for all periods from and after consummation of the Offer the selection of the attorneys to undertake the defense, prosecution or settlement of a Frydman Claim shall (except as provided in Section 3(c) below) be made only upon the joint approval of the Shareholders on the one hand and Acquisition (or, after consummation of the Merger, the Surviving Corporation) on the other hand.

                           (c) A "Frydman Claim" shall mean any claim, demand,
action or proceeding (including a claim in arbitration) brought against any Party by Jacob Frydman, SAI or MergerSub or any of their respective affiliates, shareholders, successors or assigns resulting from or arising out of, or alleged to arise from, any matter relating to any of the Frydman Documents or the facts or alleged facts relating to the Frydman Documents, including, without limitation, a tort claim.



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                           (d) The "Frydman Documents" shall mean the
documents listed on SCHEDULE V hereto.

                           (e) The "Shareholder Parties" shall mean the
Shareholders and their respective affiliates, partners, shareholders, directors, officers, employees, counsel, financial advisors, agents and representatives and all of their respective successors and assigns. The "Acquisition Parties" shall mean Acquisition, the Company and the Surviving Corporation, the respective affiliates, shareholders, members, directors, officers, employees, counsel, financial advisors, agents and representatives of Acquisition, and insofar as the Company or the Surviving Corporation is liable for any Losses and Permitted Expenses thereof, the affiliates, shareholders, directors, officers, employees, counsel, financial advisors, agents and representatives of the Company and the Surviving Corporation, and all of their respective successors and assigns, but shall exclude the Shareholder Parties. The Shareholder Parties and the Acquisition Parties are collectively referred to as the "Parties."

                           (f) A "Permitted Settlement" shall mean any
settlement of a Frydman Claim permitted under Section 3(d) below.

                  2.       Indemnification and Expense Reimbursement.

                           (a) Acquisition and, following the Merger, the
Surviving Corporation shall indemnify and save the Shareholder Parties harmless and defend each of them from and against, and pay or reimburse the Shareholder Parties promptly as incurred or imposed for any and all Losses and Permitted Expenses incurred by or imposed upon any Shareholder Party until the Losses and Permitted Expenses incurred by or imposed upon all Parties (whether Shareholder Parties or Acquisition Parties) shall equal $1,000,000 in the aggregate (the "First $1,000,000 of Losses and Expenses").

                           (b) In the event that the Losses and Permitted
Expenses incurred by or imposed upon all Parties exceed $1,000,000 in the aggregate, the Shareholders, on the one hand, shall bear 50% and Acquisition and, following the Merger, the Surviving Corporation, on the other hand, shall bear 50% of such aggregate Losses and Permitted Expenses in excess of $1,000,000 ("Excess Losses and Expenses"). In order to effectuate the foregoing and Section 2(a) above, the Shareholder Groups (in the fashion set forth under Section 2(c) below) shall promptly make such payments to the Acquisition Parties, and Acquisition shall promptly make such payments to the Shareholder Parties, so that at any given time (i) the First $1,000,000 of Losses and Expenses shall have been borne entirely by Acquisition and (ii) any Excess Losses and Expenses have been borne 50% by the Shareholders and 50% by Acquisition. In order to appropriately allocate among the respective Shareholder Parties any payments provided by Section 2(a) above and this
Section 2(b) to be made to the Shareholder Parties, the Shareholders shall designate the proportions or dollar amounts of the payments provided under
Section 2(a) above and this Section 2(b) to be made by Acquisition to the respective Shareholder Parties. In order to appropriately allocate among the respective Acquisition Parties any payments provided under this Section 2(b) to be made to the Acquisition Parties, Acquisition (or, after consummation of the Merger, the Surviving Corporation)


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



shall designate the proportions or dollar amounts of the payments provided under this Section 2(b) to be made by the Shareholder Groups to the respective Acquisition Parties. Such designations by the Shareholders may be conclusively relied upon by Acquisition and the Surviving Corporation, and such designations by Acquisition or the Surviving Corporation may be conclusively relied upon by the Shareholders.

                           (c) All liabilities and obligations of the
Shareholder Groups under this Agreement shall, notwithstanding anything to the contrary contained in this Agreement but subject to the last sentence of this
Section 2(c), be borne severally and not jointly among the Shareholder Groups pro rata in accordance with the percentage amounts set forth on SCHEDULE VI hereto. Within each Shareholder Group, the Shareholders of such Shareholder Group shall be jointly and severally liable for such Shareholder Group's proportionate share of the liabilities and obligations of such Shareholder Group under this Agreement. No member of a Shareholder Group shall have any liability for any liability or obligation under this Agreement of any member of another Shareholder Group, except that Paul and Seymour Milstein shall, notwithstanding anything to the contrary contained in this Agreement, be jointly and severally liable for all liabilities under this Agreement of all Shareholders (whether Milstein Shareholders or otherwise).

                           (d) All liabilities and obligations of Acquisition
under this Agreement shall be joint and several liabilities of Parent and Sub.

                  3.       Indemnification Procedures.

                           (a) The rights and obligations of each Party
claiming a right to indemnification hereunder ("Indemnitee") from the another party or parties ("Indemnitor") shall be governed by the following rules.

                           (b) The Indemnitee shall give prompt written notice
to the Indemnitor upon any receipt of a Frydman Claim, providing a copy thereof or, if the Frydman Claim is oral, a reasonable description thereof. No failure to give such notice shall affect the indemnification obligations of Indemnitor hereunder, except to the extent such failure materially prejudices such Indemnitor's ability successfully to defend the matter giving rise to the indemnification claim.

                           (c) In the event any Frydman Claim is brought
against a Party, then the selection of attorneys to undertake the defense of all Parties and for the settlement of claims against all Parties shall be made only upon the joint approval of the Shareholders on the one hand and Acquisition (or, after consummation of the Merger, the Surviving Corporation) on the other hand. Each Party shall have the right to employ his, her or its own counsel in addition to the jointly selected counsel provided for in the immediately preceding sentence in any such case, but the fees and expenses of such counsel shall be at such Party's own expense unless there has been a failure of jointly selected counsel to undertake the defense of such case against such Party.

                           (d) No settlement of any Frydman Claim may be made
by any Party without the joint written approval of the Shareholders and Acquisition (or, after consummation of


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



the Merger, the Surviving Corporation) (which, with respect to money payments only, shall not be unreasonably withheld), except that any settlement providing for payments (when added to all other Losses and Permitted Expenses) by all Parties equal to or less than an aggregate of $1,000,000 may be entered into by Acquisition (or, after consummation of the Merger, the Surviving Corporation) on behalf of all Parties; provided that such settlement entered into by Acquisition on behalf of all Parties (i) provides for no relief or remedy against any Shareholder Party, (ii) contains no admission of any wrongdoing by any Shareholder Party, and (iii) contains an unconditional release reasonably acceptable to the Shareholders of all Frydman Claims in favor of all Shareholder Parties.

                           (e) The Shareholders on the one hand and
Acquisition (and, after consummation of the Merger, the Surviving Corporation) on the other hand shall reasonably cooperate with the other in the defense and settlement of any such Claim, shall consult together at reasonable intervals as to matters pertaining to matters pertaining to any Frydman Claim, shall keep each other fully informed as to any such Claim, shall make available to the other all books and records of such Party relating to any such Claim, and shall render to each other such assistance as may be reasonably required by the other in order to ensure the proper and adequate defense of any such Claim. Except as provided in Section 3(d) above with respect to certain settlements, all decisions with respect to the defense and settlement of any Frydman Claim shall be jointly made by the Shareholders on the one hand and Acquisition (or, after consummation of the Merger, the Surviving Corporation) on the other hand.

                           (f) Either of Paul or Seymour Milstein (each a
"Shareholder Representative") may, but need not, give all notices, make all determinations and give all approvals on behalf of all Shareholder Parties, which notices, designations, determinations and approvals, so made or given by a Shareholder Representative (all of which notices, designations, determinations or approvals are hereby ratified and approved by all Shareholders) shall be conclusive and binding upon all Shareholder Parties and may be conclusively relied upon by Acquisition (and, after consummation of the Merger, the Surviving Corporation). Neither Shareholder Representative shall have any liability to any Shareholder Party for any act or omission in connection with the immediately preceding sentence.

                  4.       Miscellaneous.

                           (a) No Waiver. The failure of any party to exercise
any right, power or remedy under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with that party's obligations under this Agreement, shall not constitute a waiver of any right to exercise any such or other right, power or remedy or to demand such compliance.

                           (b) Notices. All notices and other communications
hereunder shall be in writing and shall be delivered personally or by next-day courier, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall


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



be effective upon receipt, if personally delivered or one day after delivery to a courier for next-day delivery.

                  (i) If to any or all of the Milstein Shareholders, to:

                           Milstein Properties Corp.
                           1271 Avenue of the Americas, Suite 4200
                           New York, New York  10020
                           Attention: Edwin V. Petz, Esq.

                 (ii) If to any or all of the Benach Shareholders, to:

                           Mr. Henry Benach
                           3110 Miro Drive North
                           Palm Beach Gardens, Florida 33410

                (iii) If to any or all of the Aboodi Shareholders, to:

                           Alpine Capital Group
                           1285 Avenue of the Americas, 21st Floor
                           New York, New York  10019
                           Attention:  Mr. Oded Aboodi

                 (iv)  If to the Fischer Shareholder, to:

                           Irving R. Fischer
                           171 Succabone Road
                           Bedford Hills, New York 10507

                  in each case, with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, New York 10036
                           Attention: Peter G. Samuels, Esq.

                  (v)  if to Acquisition or the Surviving Corporation, to:

                           c/o Lawrence Ruben Company
                           600 Madison Avenue, 20th Floor
                           New York, New York  10022
                           Attention: Mr. Jonathan I. Mayblum



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



                  with a copy to:

                          Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                          551 Fifth Avenue
                          New York, New York 10176
                          Attention: Alan S. Katz, Esq.

                           (c) Descriptive Headings; Interpretation. The
headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections or Schedules mean a Section or Schedule of this Agreement unless otherwise indicated.

                           (d) Entire Agreement; Assignment. This Agreement
(including the schedule and other documents and instruments referred to herein), together with the Merger Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any person not a party hereto (other than Shareholder Parties and Acquisition Parties) any rights or remedies hereunder. Except as otherwise expressly provided herein, this Agreement shall not be assigned by operation of law or otherwise; provided that from and after consummation of the Merger the obligations and liabilities of Acquisition hereunder shall be obligations and liabilities of the Surviving Corporation.

                           (e) Remedies Cumulative. No remedy conferred upon
or reserved to any party herein is intended to be exclusive of any other remedy and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

                           (f) Governing Law. This Agreement shall be governed
by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of laws.

                           (g) Counterparts. This Agreement may be executed in
two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                           (h) Exclusive Arbitration. All disputes or
controversies arising hereunder shall be settled exclusively by arbitration, conducted in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing party shall be entitled to reimbursement by the non-prevailing parties of all expenses, including reasonable attorneys' fees and expenses incurred in connection with any such arbitration proceeding (including, any demand thereon).


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



                  IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.


                                   STARTT ACQUISITION, INC.



                                   By: /s/ Jonathan I. Mayblum
                                       __________________________________
                                       Name:  Jonathan I. Mayblum
                                       Title: President



                                   On behalf of each of the
                                   MILSTEIN SHAREHOLDERS
                                   c/o Milstein Properties Corp.
                                   1271 Avenue of the Americas, Suite 4200
                                   New York, New York  10020
                                   Attention:  Edwin V. Petz, Esq.



                                   By: /s/ Paul Milstein
                                       ___________________________________
                                           Paul Milstein



                                   By: /s/ Seymour Milstein
                                       ____________________________________
                                           Seymour Milstein



                                   On behalf of each of the
                                   BENACH SHAREHOLDERS c/o
                                   Henry Benach
                                   3110 Miro Drive North
                                   Palm Beach Gardens, Florida 33410



                                   By: /s/ Henry Benach
                                      ___________________________________
                                           Henry Benach


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


                                   OEA PARTNERS
                                   c/o Alpine Capital Group
                                   1285 Avenue of the Americas, 21st Floor
                                   New York, New York  10019
                                   Attention:  Mr. Oded Aboodi



                                   By: /s/ Oded Aboodi
                                       _________________________________
                                       Name:  Oded Aboodi
                                       Title: General Partner



                                   KADIMA PARTNERS
                                   c/o Alpine Capital Group
                                   1285 Avenue of the Americas, 21st Floor
                                   New York, New York  10019
                                   Attention:  Mr. Oded Aboodi



                                   By: /s/ Oded Aboodi
                                       __________________________________
                                       Name:  Oded Aboodi
                                       Title: General Partner





                                   /s/ Oded Aboodi
                                   ___________________________________
                                   ODED ABOODI
                                   Alpine Capital Group
                                   1285 Avenue of the Americas, 21st Floor
                                   New York, New York  10019





                                   /s/ Irving R. Fischer
                                   ___________________________________
                                   IRVING R. FISCHER
                                   171 Succabone Road
                                   Bedford Hills, New York  10507


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